SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant / /
Filed by a Party other than the Registrant /x/

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/ / Preliminary Proxy Statement       / / Confidential, for Use of the
/ / Definitive Proxy Statement            Commission Only (as permitted by
/x/ Definitive Additional Materials        Rule 14a-6(e)(2))
/ / Soliciting Material Pursuant to
    Rule 14a-11(c) or Rule 14a-12

                BULL & BEAR U.S. GOVERNMENT SECURITIES FUND, INC.
                (Name of Registrant as Specified in Its Charter)

           KARPUS MANAGEMENT, INC. d/b/a/ KARPUS INVESTMENT MANAGEMENT
                   (Name of Person(s) Filing Proxy Statement,
                          if other than the Registrant)

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                                                                December 8, 1998

Dear Fellow Shareholders:

We need your support. Please help us to help you!

o Fire Bull & Bear Investment Advisers, Inc. as the Fund's investment manager.

o Do not vote for Frederick A. Parker, Jr. as a member of the Board of Directors by withholding authority.

o     Retain the name of the Fund.

o     Refuse to ratify the election of the Fund's auditors.

Why should you help?

      The Fund's Investment Manager is responsible for NET ASSET VALUE PERFORMANCE (NAV). The NAV performance of the Fund was a mere 6.84% for the 12 months ended October 31, 1998. The Fund's Management brags about market performance, but Karpus Investment Management (KIM) believes that market conditions and the shareholder activism of the past year has supported the Fund's market price, not the Investment Manager.

      If we do not have a change in the Board of Directors, the Fund will continue its erratic course. This is exemplified by:

            1.    Changing the Fund format from open-end to closed-end.

            2. Proposing a change to a more risky non-diversified investment company.

            3. Announcing its intention, without your approval, to invest up to 35% of its total portfolio in other securities, including common stock and other equity securities.

We need a Board of Directors that will LISTEN to its owners, the SHAREHOLDERS.

      We do not know Frederick A. Parker, Jr. Maybe he is a nice person. What we do know is that we need a member of the Board that is not chosen by Management.

      We want to retain the name of the Fund. The name "U.S. Government Securities Fund", connotes a feeling of safety and conservative investments. We oppose any name change in connection with a re-classification of the Fund.

      We need to send the message to Management of the Fund that we mean business. By refusing to ratify the Fund's selection of Tait, Weller & Baker as the independent auditors we are sending this message. During the past year KIM has addressed several questions to the Fund's auditors. We are entitled to explanations. They have NEVER RESPONDED. Why?

      Karpus is not wasting the Fund's money. The Fund has alleged that Karpus wants to steal the advisors' clients. This is totally wrong. Karpus manages capital for institutional and high net worth investors is not interested in stealing Bull & Bear's retail investors. All Karpus wants to do is communicate with fellow shareholders. The Fund virtually said, "If you want your rights to communicate with the Fund's shareholders, sue us". Karpus believes that these expenses should have been charged to the Investment Manager and not to the Fund. After all, the Investment Manager is the one that benefits by receiving management fees. Did the Board of Directors authorize these expenses?

      Karpus does not want the Fund's money. Karpus is simply seeking reimbursement to itself and its advisory clients of some or all of its costs of solicitation of proxies. This is a small fraction of the amounts of the Fund's assets that the Fund's Management has expended on its entrenchment activities. Also, KIM is seeking reimbursement from the Fund for amounts KIM believes the Fund overcharged for postage and handling in 1997.

      Karpus is not against the Fund's High Distribution Policy. Karpus is very much in favor of high distributions. Karpus simply wants the Fund to pay out what it EARNS, not to return the shareholder's money. By including return of capital in yield calculations the Fund is deceiving the shareholder into making them believe that they are receiving more than they are in reality. For the first six months of 1998 the Fund returned $0.42 of the shareholders money to them. This $0.42 is 70% of the first six months dividend of $0.60 and this was money that already belonged to the shareholders. Out of the

$1.09 that was paid to shareholders for the year ended June 30, 1998 only $0.25 was net investment income, $0.42 was return of capital and $0.42 was capital gains. If the Fund did not have capital gains and did not return shareholders their own money, shareholders would have received a mere pittance of $0.25 per share.

      This may be your last chance, as a shareholder, to force the Fund to work for you. KIM is working for the shareholders.

      Please remember to give Karpus the authority to vote "for" other matters that may come before the Meeting.

PLEASE VOTE THE BLUE PROXY CARD. IF YOU ARE UNSURE OF WHO TO VOTE FOR, DON'T JUST THROW YOUR CARD OUT AND DO NOTHING! CALL KARPUS AT 800-646-4005 AND WE WILL GLADLY ANSWER ANY QUESTIONS YOU MAY HAVE.

WE NEED YOUR SUPPORT AS A FELLOW SHAREHOLDER. LET'S SEND THE MESSAGE THAT THE FUND SHOULD BE RESPONSIBLE TO THE SHAREHOLDERS!